Exhibit 19.1

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

INSIDER TRADING POLICY

1.Introduction

New England Realty Associates Limited Partnership, a Massachusetts limited partnership (the “Partnership”) is committed to the highest standards of ethical business conduct. This Insider Trading Policy provides the standards of the Partnership on special trading restrictions that apply to all Applicable Persons as defined below.

NewReal Inc., a Massachusetts corporation, is the general partner of the Partnership (the “GP”). The Hamilton Company, Inc., a Massachusetts corporation (“Hamilton”), performs general management functions and services for the Partnership’s properties and for the properties of subsidiaries and other affiliates of the Partnership. The Partnership, the GP, Hamilton and the subsidiaries and other affiliates of the Partnership are sometimes referred to herein as the “Partnership Group.” All directors and officers of the GP, all directors and officers of Hamilton, and certain employees and other representatives of the Partnership and/or its affiliates, are subject to the Insider Trading section of the Partnership's Code of Business Conduct and Ethics (the “Insider Trading Policy”), which generally provides that directors, officers and employees should comply with applicable law by not trading the Partnership's securities when in possession of material non-public information. This Insider Trading Policy imposes additional restrictions on trading in the Partnership’s securities by directors, officers, and employees of the Partnership Group who have regular access to certain high level monthly financial information and other material nonpublic information (collectively, “Covered Persons”) as well as the respective Related Persons (as defined in Section 4 below) of Covered Persons (Covered Persons and Related Persons are referred to collectively as “Applicable Persons”). The intent is to reduce the likelihood of unintentional violations of the Partnership's Insider Trading Policy by limiting the time periods during which those persons may trade Partnership securities or interests in Partnership securities.

2.Policy

The United States federal securities laws regulate the purchase and sale of securities. These laws are intended to protect the investing public and the integrity of the public markets. These laws are based on a fundamental belief that all persons trading in a company's securities are entitled to equal access to material or important information about such company. As a general matter, it is against the law to buy or sell securities while in possession of material, nonpublic information about the issuer of such securities (“material, nonpublic information” is defined in Section 4 below). It also is unlawful to disclose this inside information to anyone who is not authorized to receive it.

In the course of conducting our business, Applicable Persons may become aware of material, nonpublic information regarding the Partnership and/or its affiliates. It is our policy to comply with all applicable federal and state securities laws, including those relating to buying or selling securities of the Partnership (“Partnership Securities”). Accordingly, Applicable

Persons may not buy or sell Partnership securities while in possession of material, nonpublic information obtained during the course of employment or other involvement with the business of the Partnership, the GP, Hamilton, or affiliates of the Partnership, even if the decision to buy or sell is not based upon the material, nonpublic information.

If you have material, nonpublic information, you may not disclose that information to others, even to family members or other employees, except for employees whose job responsibilities require the information.

This policy will continue to apply to any Applicable Person whose relationship with any of the Partnership Group terminates as long as the individual possesses material, nonpublic information that he or she obtained in the course of his or her employment or relationship with any of the Partnership Group.

Under this Policy, you are responsible for any trading activities subject to this Policy by your Related Persons.

3.Applicability
(a)Persons Covered. This Policy applies to all Applicable Persons.
(b)Transactions. This Policy applies to all transactions in the Partnership's securities, including Class A, Class B, and Class C Units, Depositary Receipts that trade on the NYSE American, and any other securities that the Partnership may issue, such as preferred limited partner units, notes, bonds, and convertible securities, as well as to derivative securities relating to any of the Partnership's securities, whether or not issued by the Partnership.
4.Definitions and Explanations
(a)Who is an “Insider”?

The concept of “insider” is broad. Insiders include the directors, officers, employees, independent contractors and those persons in a special relationship with the Partnership or other members of the Partnership Group (e.g., auditors, consultants or attorneys). The definition of an insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which he or she is aware. This means that even if a person is not an officer of the Company, if he or she is working on a significant, nonpublic transaction for the Company, he or she may be considered an insider regarding the information about that transaction. An Applicable Person may be but is not necessarily an Insider.

Special rules for Insiders regarding the reporting of transactions in the Partnership’s securities are described below.

(b)What is “Material” Information?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Information may be material for this purpose even if it would not alone determine an investor's decision. Even speculative information can be material (i.e., information that something is likely to happen, or even that it may happen, can be considered material). Material information can be positive or negative and can relate to virtually any aspect of a company's business or to any type of security, debt or equity. Some examples of material information include:

(i)unpublished financial results (including earnings estimates);
(ii)news of a significant pending or proposed company transaction;
(iii)major litigation;
(iv)recapitalizations;
(v)significant changes in Company objectives;
(vi)a change in control or a significant change in management;
(vii)news of a significant sale of assets; and
(viii)financial liquidity problems.

The above list is only illustrative and many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

(c)What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a report filed with the Securities and Exchange Commission (the “SEC”) or through such media as Dow Jones, Reuters, The Wall Street Journal, or Bloomberg. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information.

The appropriate period between an announcement and a subsequent trade depends on the nature of the information disclosed. Generally, one should allow approximately two full trading days following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Partnership securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in Partnership securities until Thursday. If the announcement is made on Friday after trading begins, employees may not trade in Partnership securities until Wednesday of the following week. Note that this restriction is in addition to any other restrictions that may apply under this policy, including, for Applicable Persons, the requirement that trades be pre-

cleared and that trades not occur during the blackout period (see Section 5 below). When in doubt as to whether adequate time has passed, please contact the Compliance Officer.

(d)Who is a “Related Person”?

For purposes of this Policy, a “Related Person” to a Covered Person includes (1) such Covered Person’s spouse, minor children and anyone else living in the Covered person’s household, (2) partnerships in which such Covered Person is a general partner, (3) corporations in which such Covered Person either singly or together with other “Related Persons” own a controlling interest, (4) trusts of which such Covered Person is a trustee, settlor or beneficiary, (5) estates of which such Covered Person is an executor or beneficiary, or (6) any other group or entity where the Covered Person has or shares with others the power to decide whether to buy Partnership securities. Although a Covered Person's parent, child or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section 5(c) below for a discussion on the prohibition on “tipping.”

5.Blackout Periods

All Applicable Persons are prohibited from trading in the Partnership’s securities during blackout periods.

(a)Quarterly Blackout Periods. Trading in the Partnership’s securities is prohibited during the period beginning fifteen (15) days prior to the end of each fiscal quarter and ending on the second (2nd) day following the date of the public release of the Company's earnings results for that quarter (the “Standard Blackout Period”). During these periods, Applicable Persons generally possess or are presumed to possess or have access to material non-public information about the Partnership's financial results. EVEN WHEN A BLACKOUT PERIOD IS NOT IN EFFECT, AN APPLICABLE PERSON IS NOT PERMITTED TO ENGAGE IN TRADING OF PARTNERSHIP SECURITIES IF SUCH PERSON IS IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION.
(b)Other Blackout Periods. From time to time, other types of material non-public information regarding the Partnership (such as negotiation of mergers, acquisitions, or dispositions) may be pending and not be publicly disclosed. While such material non-public information is pending, the Partnership may impose special blackout periods during which certain or all Applicable Persons are prohibited from trading in the Partnership's securities.
(c)Tipping Information to Others

Covered Persons may be liable for communicating or tipping material, nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated. Tippees inherit an insider's duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee's liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. Therefore, it is the Company's policy that Covered Persons are required to keep completely and strictly confidential all nonpublic information relating to the Company.

(d)Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 that:
(i)has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);
(ii)was entered into in good faith by the Applicable Person at a time when the Applicable Person was not in possession of material non-public information about the Partnership; and
(iii)gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Applicable Person, so long as such third party does not possess any material non-public information about the Partnership; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
6.Trading Window and Pre-Clearance Policy

Applicable Persons may only conduct transactions in Partnership securities during the “Window Period” beginning on the second day following the public release of the Partnership’s quarterly earnings and ending fifteen days prior to the close of the next fiscal quarter. However, Applicable Persons may not engage in any transaction in Partnership's securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Partnership's securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about any of the Partnership Group, and should describe fully those circumstances to the Compliance Officer. In addition, if the requestor is designated a Section 16 Reporting Person pursuant to Section 7 below, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.

7.Special Rules for Directors and Executive Officers (i.e., Section 16 Reporting
Persons)
(a)Reporting of Transactions. Each director and each executive officer of the GP or Hamilton who has been designated by the Board of Directors of the GP as a Section 16 Reporting Person is individually responsible for filing Forms 4 and 5 reporting any trading in the Partnership's securities by such director or officer within the required time period, generally within two (2) days after the date of the trade. If the director or executive officer provides the Compliance Officer or his designee with all necessary information on a timely basis and has signed a power of attorney authorizing the Compliance Officer or designee to complete such forms on behalf of the director or executive officer, the Compliance Officer or designee will complete and file the required forms on behalf of the director of executive officer. Section 16 Reporting Persons should also be aware that if, following the termination of their Section 16 Reporting Person status, they effect a non-exempt transaction that is an “opposite-way” transactions with respect to a non-exempt transaction effected within six months prior to the new transaction and while such person was a Section 16 Reporting Person, such person may be required to report the new transaction.
(b)Additional Limitations. The Compliance Officer may close an open window period as to directors and executive officers during the “distribution” or deemed distribution of the Partnership's securities and at any other times legally required to avoid a securities law violation by the Partnership or by the director or executive officer.
8.Prohibited Transactions
(a)Special Transactions. An Applicable Person is prohibited from engaging in the following transactions in the Partnership's securities:
(i)	Short-term trading. Covered Persons who purchase Partnership securities may not sell any Partnership securities of the same class for at least six months after the purchase;
(ii)	Short sales. Covered Persons may not sell the Partnership's securities short;
(iii)	Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Partnership's securities;
(iv)	Trading on margin; pledging. Covered Persons may not hold Partnership securities in a margin account or pledge Partnership securities as collateral for a loan; and
(v)	Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Partnership securities.

9.Compliance Officer

The Partnership has appointed a Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)	assisting with implementation of this Policy;
(ii)	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws and events affecting the black-out periods;
(iii)	causing the filing all Forms 3, 4 and 5 as provided in this Policy; and
(iv)	providing approval of any transactions under the Section entitled “Prohibited Transactions.”
10.Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

11.Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer who can be reached by telephone at 617-783-0039.